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                           August 11, 2023

       Nikolas Tsakos
       Chief Executive Officer
       Tsakos Energy Navigation Limited
       367 Syngrou Avenue
       175 64 P. Faliro
       Athens, Greece

                                                        Re: Tsakos Energy
Navigation Limited
                                                            Registration
Statement on Form F-3
                                                            Filed August 4,
2023
                                                            File No. 333-273740

       Dear Nikolas Tsakos:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Cheryl
Brown, Staff Attorney, at (202) 551-3905 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Finn Murphy